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                                                                     EXHIBIT 8.1

                  [Letterhead of Simpson Thacher & Bartlett]




                                       June 9, 1995



Barrett Resources Corporation
1125 Seventeenth Street
Suite 2400
Denver, Colorado  80202

Dear Sirs:

        We have acted as counsel to Barrett Resources Corporation (the
"Company") in connection with the preparation and filing of the Registration Statement on Form S-4 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, in respect of the Agreement and Plan of Merger, dated as of May 2, 1995, among the Company, Barrett Energy Inc.
(formerly named Vanilla Corporation) and Plains Petroleum Company. In that connection, we hereby confirm that the statements made in the Registration Statement and related joint proxy statement under the caption "Certain Federal Income Tax Consequences," insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.
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Barrett Resources Corporation         -2-                           June 9, 1995


        We hereby consent to the filing of this letter as an Exhibit to the Registration Statement.

        This opinion is rendered as of the date hereof based on the facts in existence on the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes or any new developments, whether material or not material, which may be brought to our attention at a later date.

        We do not express any opinion herein concerning any law other than the federal law of the United States.

                                       Very truly yours,

                                       /s/ Simpson Thacher & Bartlett

                                       SIMPSON THACHER & BARTLETT